Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Joe Giordano, CFO & Treasurer
Phone: (574) 535-1125
E Mail: drew@drewindustries.com

DREW INDUSTRIES REPORTS 2014 FIRST QUARTER RESULTS

Elkhart, Indiana - May 1, 2014 - Drew Industries Incorporated (NYSE: DW), a leading supplier of components for recreational vehicles (RVs) and manufactured homes, today reported net income of $16.2 million, or $0.67 per diluted share, for the first quarter ended March 31, 2014, compared to net income of $8.4 million, or $0.36 per diluted share, for the first quarter ended March 31, 2013. Net income for the 2013 first quarter was net of an after-tax charge of $0.7 million in connection with executive succession. Excluding this charge, net income in the first quarter of 2013 would have been $9.1 million, or $0.39 per diluted share.

Net sales in the first quarter of 2014 increased to $285 million, 13 percent higher than the 2013 first quarter. This sales growth was primarily the result of a 16 percent sales increase by Drew’s RV Segment, which accounted for 91 percent of consolidated net sales this quarter. RV Segment sales growth was primarily due to a 13 percent increase in industry-wide wholesale shipments of travel trailer and fifth-wheel RVs, Drew’s primary RV market. In addition, sales of recently introduced components for towable and motorhome RVs increased, as did sales to adjacent industries and the aftermarket. Recently completed acquisitions did not have a significant impact on the increase in net sales in the first quarter of 2014.

Following a 14 percent increase and a 31 percent increase in retail demand for towable RVs and motorhome RVs, respectively, for the full year 2013, retail demand continued to increase during the first quarter of 2014. Despite the harsh winter weather that affected the industry at the beginning of the year, retail demand for towable RVs increased an estimated 3 - 5 percent, while retail demand for motorhome RVs increased an estimated 10 - 15 percent, in the first quarter of 2014. In anticipation of the traditionally stronger Spring and Summer selling seasons, coupled with an industry-wide expectation of pent-up demand stemming from the prolonged winter, RV dealers across the United States and Canada have increased their inventory levels over the past six months. Nevertheless, most industry analysts report that dealer inventories of towable RVs are in-line with anticipated strong retail demand. Future industry-wide production levels for RVs will depend on the strength of retail sales, which are sensitive to economic conditions and consumer confidence.

“After a slower than expected start to 2014 due to severe weather conditions, industry-wide production of RVs, as well as shipments of our products, have rebounded in recent months,” said Jason Lippert, Drew’s Chief Executive Officer. “The increase in our net sales in February and March were largely due to the projected increased retail demand, but also included sales to OEM customers who were making up for production delays that occurred in January.”

In April 2014, Drew’s consolidated net sales reached approximately $113 million - 13 percent higher than April 2013 - as a result of continued solid growth in the Company’s RV Segment. Drew estimates that industry-wide wholesale shipments of travel trailer and fifth-wheel RVs increased approximately 11 percent in April 2014 compared to April 2013.

“Our operating profit margins in the first quarter of 2014 were 9.1 percent compared to 5.4 percent in the first quarter of 2013,” said Scott Mereness, Drew’s President. “The 2014 first quarter operating profit margins were higher than the comparable period of 2013 largely due to efficiency improvements, declines in the costs of implementing facility consolidations and realignments, and the spreading of fixed costs over a larger sales base. In addition, the investments we have made in our business over the past several years are continuing to benefit our bottom-line results. We added capacity ahead of projected demand, which enabled us to efficiently fulfill customer orders as demand has increased.

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While certain capacity expansion plans may have a short-term negative impact on margins, over the long term these investments should allow us to improve our operating results, as well as continue to improve our customer service. Further, we are continuing to implement lean initiatives and automation where practical, and we are increasing our efforts to improve employee retention. We believe these efforts, combined with our continual evaluation of production capacity, will help us meet expected growth in customer demand, as well as improve operating efficiencies.”

“During the first quarter we completed two acquisitions at a combined purchase price of $49 million, which together had annual sales of approximately $29 million in 2013, of which $13 million were to Drew, and represent significant profit potential,” said Jason Lippert.

The two operations acquired by Drew during the 2014 first quarter were:

•	Innovative Design Solutions (IDS) - A designer, developer and manufacturer of electronic systems encompassing a wide variety of RV, automotive, medical and industrial applications; and

•	Star Design - A manufacturer of thermoformed sheet plastic products for the RV, bus and specialty vehicle industries.

“Based on our commitment to provide outstanding customer service and product quality, we are confident in our ability to gain market share in these new product lines,” added Jason Lippert. “Both of these acquisitions were immediately accretive to earnings.”

“In April 2014, we also entered into a six-year aluminum extrusion supply agreement, and concurrently sold certain of our aluminum extrusion assets,” said Scott Mereness. “As part of our ongoing evaluation of capacity and asset utilization, we concluded that our aluminum extrusion assets were not meeting our internal financial standards. The sale of our extrusion-related assets will free up needed manufacturing space, as well as allow management to focus on other opportunities with higher growth and profit potential. We anticipate recording a pre-tax loss of approximately $2 million in the second quarter of 2014 on the sale of the aluminum extrusion-related assets. The outsourcing of these aluminum extrusion requirements will immediately be accretive to earnings.”

“Our operating management team was further strengthened this quarter with the addition of Rob Ford at IDS and Kevin Gipson at Star Design, as well as their experienced and highly capable teams,” concluded Jason Lippert. “Dedicated people have always been key to our success.”

Conference Call & Webcast
Drew will provide an online, real-time webcast of its first quarter 2014 earnings conference call on the Company’s website, www.drewindustries.com, on Thursday, May 1, 2014, at 11:00 a.m. Eastern time.

Institutional investors can access the call via the password-protected site, StreetEvents (www.streetevents.com). A replay of the call will be available by dialing (888) 286-8010 and referencing access code 99004354. A replay of the webcast will also be available on Drew’s website.

About Drew Industries
From 34 factories located throughout the United States, Drew Industries, through its wholly-owned subsidiary, Lippert Components®, supplies a broad array of components for the leading manufacturers of recreational vehicles and manufactured homes. In addition, Drew manufactures components for adjacent industries including buses; trailers used to haul boats, livestock, equipment and other cargo; truck campers; truck caps; modular housing; and factory-built mobile office units. Drew’s products include steel chassis; vinyl and aluminum windows; slide-out mechanisms and solutions; axles and suspension solutions; furniture and mattresses; thermoformed bath, kitchen and other products; manual, electric and hydraulic stabilizer and leveling systems; chassis components; entry, luggage, patio and ramp doors; electric and manual entry steps; awnings and slide toppers; electronic components; and other accessories. Additional information about Drew and its products can be found at www.drewindustries.com.

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Forward-Looking Statements
This press release contains certain “forward-looking statements” with respect to our financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management, markets for the Company’s Common Stock and other matters. Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.

Forward-looking statements, including, without limitation, those relating to our future business prospects, net sales, expenses and income (loss), cash flow, and financial condition, whenever they occur in this press release are necessarily estimates reflecting the best judgment of our senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in forward-looking statements. These factors include, in addition to other matters described in this press release, pricing pressures due to domestic and foreign competition, costs and availability of raw materials (particularly steel, steel-based components and aluminum) and other components, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, availability and costs of labor, employee retention, inventory levels of retail dealers and manufacturers, levels of repossessed products for which we sell our components, changes in zoning regulations for manufactured homes, seasonality and cyclicality in the industries to which we sell our products, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the pace of and successful integration of acquisitions, realization of efficiency improvements, the successful entry into new markets, the costs of compliance with increased governmental regulation, interest rates, oil and gasoline prices, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, and in our subsequent filings with the Securities and Exchange Commission. We disclaim any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

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DREW INDUSTRIES INCORPORATED
OPERATING RESULTS
(unaudited)

	Three Months Ended March 31,		Last Twelve
	2014	2013	Months
(In thousands, except per share amounts)

Net sales	$285,377	$252,586	$1,048,367
Cost of sales	222,177	204,995	819,649
Gross profit	63,200	47,591	228,718
Selling, general and administrative expenses	37,154	32,860	137,229
Executive succession	—	1,143	733
Operating profit	26,046	13,588	90,756
Interest expense, net	120	118	353
Income before income taxes	25,926	13,470	90,403
Provision for income taxes	9,762	5,098	32,492
Net income	$16,164	$8,372	$57,911

Net income per common share:
Basic	$0.68	$0.36	$2.46
Diluted	$0.67	$0.36	$2.42

Weighted average common shares outstanding:
Basic	23,774	23,017	23,511
Diluted	24,188	23,455	23,936

Depreciation and amortization	$7,240	$6,552	$28,188
Capital expenditures	$6,824	$8,938	$30,481

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DREW INDUSTRIES INCORPORATED
SEGMENT RESULTS
(unaudited)

	Three Months Ended March 31,		Last Twelve
	2014	2013	Months
(In thousands)

Net sales:
RV Segment:
RV OEMs:
Travel trailers and fifth-wheels	$212,130	$184,601	$755,312
Motorhomes	14,384	10,951	51,370
RV aftermarket	7,094	5,729	26,699
Adjacent industries	25,428	22,722	95,346
Total RV Segment net sales	259,036	224,003	928,727

MH Segment:
Manufactured housing OEMs	16,517	17,779	78,983
Manufactured housing aftermarket	3,467	3,652	13,534
Adjacent industries	6,357	7,152	27,123
Total MH Segment net sales	26,341	28,583	119,640
Total net sales	$285,377	$252,586	$1,048,367

Operating profit:
RV Segment	$23,729	$12,264	$79,713
MH Segment	2,317	2,467	11,776
Total segment operating profit	26,046	14,731	91,489
Executive succession	—	(1,143)	(733)
Total operating profit	$26,046	$13,588	$90,756

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DREW INDUSTRIES INCORPORATED
BALANCE SHEET INFORMATION
(unaudited)

	March 31,		December 31,
	2014	2013	2013
(In thousands)

ASSETS
Current assets
Cash and cash equivalents	$6,132	$4,035	$66,280
Accounts receivable, net	75,763	54,249	31,015
Inventories, net	99,017	110,207	101,211
Deferred taxes	12,557	10,073	12,557
Prepaid expenses and other current assets	9,411	9,882	14,467
Total current assets	202,880	188,446	225,530
Fixed assets, net	129,060	112,783	125,982
Goodwill	48,445	21,177	21,545
Other intangible assets, net	75,456	66,759	59,392
Deferred taxes	12,236	14,993	12,236
Other assets	9,249	7,412	8,499
Total assets	$477,326	$411,570	$453,184

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable, trade	$48,406	$40,256	$24,063
Dividend payable	—	—	46,706
Accrued expenses and other current liabilities	56,187	49,326	47,422
Total current liabilities	104,593	89,582	118,191
Long-term indebtedness	10,000	—	—
Other long-term liabilities	25,025	21,122	21,380
Total liabilities	139,618	110,704	139,571
Total stockholders’ equity	337,708	300,866	313,613
Total liabilities and stockholders’ equity	$477,326	$411,570	$453,184

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DREW INDUSTRIES INCORPORATED
SUMMARY OF CASH FLOWS
(unaudited)

	Three Months Ended March 31,
	2014	2013
(In thousands)

Cash flows from operating activities:
Net income	$16,164	$8,372
Adjustments to reconcile net income to cash flows provided by (used for) operating activities:
Depreciation and amortization	7,240	6,552
Stock-based compensation expense	2,625	3,155
Other non-cash items	679	509
Changes in assets and liabilities, net of acquisitions of businesses:
Accounts receivable, net	(42,790)	(32,403)
Inventories, net	4,417	(12,840)
Prepaid expenses and other assets	4,743	3,880
Accounts payable, trade	23,374	18,531
Accrued expenses and other liabilities	10,858	3,192
Net cash flows provided by (used for) operating activities	27,310	(1,052)

Cash flows from investing activities:
Capital expenditures	(6,824)	(8,938)
Acquisitions of businesses	(46,657)	—
Proceeds from sales of fixed assets	707	31
Other investing activities	(4)	(29)
Net cash flows used for investing activities	(52,778)	(8,936)

Cash flows from financing activities:
Exercise of stock options and deferred stock units	3,320	4,959
Proceeds from line of credit borrowings	79,469	96,333
Repayments under line of credit borrowings	(69,469)	(96,333)
Payment of special dividend	(46,706)	—
Payment of contingent consideration related to acquisitions	(1,098)	(875)
Other financing activities	(196)	—
Net cash flows (used for) provided by financing activities	(34,680)	4,084

Net decrease in cash	(60,148)	(5,904)

Cash and cash equivalents at beginning of period	66,280	9,939
Cash and cash equivalents at end of period	$6,132	$4,035

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DREW INDUSTRIES INCORPORATED
SUPPLEMENTARY INFORMATION
(unaudited)

	Three Months Ended
	March 31,			Last Twelve
	2014		2013	Months
Industry Data(1) (in thousands of units):
Industry Wholesale Production:
Travel trailer and fifth-wheel RVs	75.3		66.7	276.6
Motorhome RVs	11.1		8.5	40.9
Manufactured homes	13.3	(3)	12.9	60.6	(3)
Industry Retail Sales:
Travel trailer and fifth-wheel RVs	44.1	(2)	42.8	254.7	(2)
Impact on dealer inventories	31.2	(2)	23.9	21.9	(2)
Motorhome RVs	7.5	(2)	6.8	32.2	(2)

	Twelve Months Ended
	March 31,
	2014		2013
Drew Estimated Content Per Industry Unit Produced:
Travel trailer and fifth-wheel RV	$2,731		$2,693
Motorhome RV	$1,256		$1,297
Manufactured home	$1,300		$1,446

	March 31,			December 31,
	2014		2013	2013
Balance Sheet Data:
Current ratio	1.9		2.1	1.9
Total indebtedness to stockholders' equity	0.0		—	—
Days sales in accounts receivable	22.1		19.7	16.5
Inventory turns, based on last twelve months	8.1		7.9	7.9

	2014
Estimated Full Year Data:
Capital expenditures	$ 32 - $ 36 million
Depreciation and amortization	$ 30 - $ 32 million
Stock-based compensation expense	$ 11 - $ 13 million
Annual tax rate	37%
(1) Industry wholesale production data for travel trailer and fifth-wheel RVs and motorhome RVs provided by the Recreation Vehicle Industry Association. Industry wholesale production data for manufactured homes provided by the Institute for Building Technology and Safety. Industry retail sales data provided by Statistical Surveys, Inc.
(2) March 2014 retail sales data for RVs has not been published yet, therefore 2014 retail data for RVs includes an estimate for March 2014 retail units.
(3) March 2014 wholesale data for manufactured homes has not been published yet, therefore 2014 manufactured housing wholesale data includes an estimate for March 2014 wholesale units.

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